Exhibit 2.1

                          CERTIFICATE OF INCORPORATION

                        CANADA BUSINESS CORPORATIONS ACT


                               3099458 CANADA INC.


                           __________________________
                               Name of corporation

I hereby certify that the above-named corporation, the articles of incorporation of which are attached, was incorporated under the Canada Business Corporations Act.



December 20, 1994
Date of Incorporation

(Signed) Director

December 21, 1994

MCCARTHY TETRAULT
ATTN:  ANGELINE C. DUNCAN
275 SPARKS
SUITE 1000
OTTAWA, ONT

K1R 7X9

Re - 3099458 CANADA INC.

Enclosed herewith is the document issued in the above matter.

A notice of issuance of CBCA documents will be published in the Canada Corporations Bulletin. A notice of issuance of CCA documents will be published in the Canada Corporations Bulletin and the Canada Gazette.

IF A NAME OR  CHANGE  OF NAME IS  INVOLVED,  THE  FOLLOWING  CAUTION  SHOULD  BE
OBSERVED:

         This name is available for use as a corporate name subject to and conditional upon the applicants assuming full responsibility for any risk of confusion with existing business names and trade marks (including those set out in the relevant NUANS search report(s)). Acceptance of such responsibility will comprise an obligation to change the name to a dissimilar one in the event that representations are made and established that confusion is likely to occur. The use of any name granted is subject to the laws of the jurisdiction where the company carries on business.

For the Director General, Corporations Directorate